Exhibit 10.1

[WHERIFY WIRELESS, INC. LETTERHEAD]

May 29, 2008

Mr. J. Sherman Henderson III
President and Chief Executive Officer
Lightyear Network Solutions, LLC
1901 Eastpoint Parkway
Louisville, KY 40223

RE: Letter of Intent

Dear Mr. Henderson:

This letter of intent (the “Agreement”) summarizes our mutual understandings of the basic terms of a business combination between Wherify Wireless, Inc. (“Wherify”) and Lightyear Network Solutions, LLC (“Lightyear”). Although these terms are not binding on either party, it is the intention of the parties to cooperate fully with each other in connection with completing the transactions contemplated herein on the following basic terms (the “Proposed Terms”):

1.
Lightyear will be merged into a newly created wholly owned subsidiary of Wherify (the “Merger Sub”) in a transaction (the “Merger”) pursuant to which, after taking into account (i) all then current outstanding fully-diluted shares of Wherify and (ii) those shares to be issued in connection with the Merger and the Recapitalization Financing (as defined below), will result in the shareholders of Lightyear owning not less than 51% of the fully diluted shares of Wherify that will be outstanding on the closing date of the Merger (the “Merger Closing Date”).

2.	On the Merger Closing Date, Wherify and its subsidiaries will have the following proforma debt and other liability capitalization:

a.
The Lightyear Debt: Merger Sub will assume, in connection with the Merger, current Lightyear debt in an amount not to exceed $16 million (the “Lightyear Debt”), such Lightyear Debt having the following basic terms:

Senior Secured Portion
Amount:	Not more than $10,000,000
Form:	Senior Secured Term Note
Interest:	Libor + 4 (capped at 7.5%), payable on a current basis quarterly in arrears
Term:	3 years
Prepayment:	Anytime in whole or part without penalty
Security:
Lightyear and Merger Sub customer contracts, accounts receivable and inventory existing on or after the Merger Closing Date. The holder of the Lightyear Debt shall not have a security interest in any of the assets of Wherify or Wherify California

Senior Subordinated Convertible Note
Amount:	$6,000,000
Form:	Senior Subordinated Note
Interest Rate:	9% p.a., payable quarterly in arrears in cash or, at the option of the Merger Sub, in additional notes
Term:	3 years
Conversion:
The holder of the note may convert the note into Wherify common stock at any time in whole or part at a conversion price (the “Conversion Price”) equal to 125% of the underlying price per share associated with the securities issued in the Recapitalization Financing (as defined in Section 3 below)

Wherify may be a guarantor or obligor on the Lightyear Debt, but the holder of the Lightyear debt shall not have a security interest in the assets of Wherify or Wherify California

b.
The Wherify Obligations: The entirety of Wherify’s approximate $22 million in existing debt and other payables, overdue vendor obligations and liabilities for prior taxes and workers compensation as of the date of this letter (collectively, the “Wherify Obligations”) shall be restructured as follows:

The Existing Senior Secured Debt: YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP) (“YA Global”), the holder of the existing approximate $5,510,000 (principal and accrued interest) in Wherify Senior Secured Debt, will settle the full amount of the Wherify Senior Secured Debt (including all principal, accrued interest, fees, costs, and expenses) in exchange for: (i) $2.5 million in cash plus (ii) a replacement $2.5 million secured note (the “YA Replacement Note”) made jointly and severally payable by the Merger Sub, Wherify, and Wherify California to YA Global, where such YA Replacement Note will have the following basic terms:

Amount:	$2,500,000
Interest:	12% per annum, payable quarterly in arrears
Maturity:	3 years
Payments:
Commencing on the thirteen month anniversary date from the Merger Closing Date, and continuing on the like day of each month thereafter, the makers shall make monthly principal payments in the amount of $83,333.33 each. At maturity of the YA Replacement Note, the then outstanding principal balance plus any accrued and unpaid interest, and any other amounts due under the YA Replacement Note shall be due and payable in full.

Prepayment:	Anytime in whole or part without penalty
Security:
YA Global shall continue to hold a first perfected security interest in all assets of Wherify and Wherify California, whether existing as of the Merger Closing Date or acquired thereafter (including, without limitation, Wherify’s and Wherify California’s intellectual property). YA Global shall not have a security interest in the assets of the Merger Sub. YA Global’s security documents shall provide that Wherify and Wherify Califonria may license or utilize their intellectual property in the ordinary course of business in any reasonable way, provided that (a) any license of the intellectual property shall be expressly subordinate to the security interest of YA Global, and (b) Wherify and/or Wherify California shall not sell or transfer title to such intellectual property or grant exclusive licenses or the like without the prior written consent of YA Global[1]. Wherify and Wherify California shall covenant and agree that none of their assets will be transferred to the Merger Sub either in connection with the Merger or otherwise without the prior written consent of YA Global.

In addition, as part of this restructuring, the existing 7.0 million in Wherify warrants owned by YA Global will be reset to provide an Exercise Price equal to equal to 75% of the underlying price per share associated with the securities issued in the Recapitalization Financing (as defined in Section 3 below). In addition, the Wherify warrants issued to YA Global shall also be amended to provide (a) the cashless exercise may be elected at anytime and shall not be subject to any conditions in order to elect the same, and (b) the expiration date of the warrant shall be seven years from the Merger Closing Date. Further, Wherify acknowledges and agrees that it is intended that after resetting and amending the warrants as set forth above, the holding period of such warrants will continue to be calculated from the original issue date of such warrants, and Wherify will provide all agreements, customary legal opinions, and other documentation, and take such actions, as are reasonably necessary to confirm the same.

1 Provided, however, that with respect to exclusive licenses such consent shall not be unreasonably withheld so long as no default or event of default has occurred and is continuing, and such exclusive license is geographically and temporally limited and otherwise of a nature customarily entered into by Wherify in the ordinary course of its business.

Wherify, Wherify California, and Merger Sub shall execute and deliver such documents, instruments, and agreements as may be required by YA Global to evidence the restructure outlined above, which documents shall be in a form and of a substance acceptable to YA Global in all respects.

All Other Debt Obligations: The approximate $18 million in other Wherify debt, payables, overdue vendor obligations and liabilities for prior taxes and workers compensation obligations (the “Wherify Unsecured Creditors”) will be extinguished for an aggregate of not more than (i) $2.5 million in cash and (ii) that number of shares of common stock, priced at 75% of the underlying price per share associated with the securities issued in the Recapitalization Financing (as defined in Section 3 below), required to extinguish the balance of obligations not paid off in cash (the “Debt for Equity Shares”); provided, however, in no event will the Debt for Equity Shares aggregate in excess of 6% of the aggregate fully-diluted shares of Wherify that will be in existence on the Merger Closing Date after giving consideration to all shares of Wherify common stock that are contemplated to be issued or retired as part of the transactions contemplated herein.

The Series A Convertible Preferred Stock: In order to facilitate completion of the Recapitalization Financing defined in Section 3, GPS Associates LLC, the holder of Wherify’s existing Series A and Series B Preferred Stock (the “Wherify Preferred Stock”), will agree to fully convert such Wherify Preferred Stock on the Merger Closing Date, in return which it will be issued a five year warrant to purchase 20,000,000 shares of Wherify common stock at an exercise price equal to the above defined Conversion Price.

Proforma for the transactions contemplated in this Section 2, on the Merger Closing Date Wherify will be capitalized as set forth in Exhibit I appended hereto.

3.
On the Merger Closing Date, Wherify will have net cash on hand from a new equity financing (the “Recapitalization Financing”) of not less than $6.5 million (the “Closing Date Working Capital Requirement”), after taking into consideration (i) the fees and expenses associated with raising such Recapitalization Financing and (ii) any cash used therefrom to satisfy resolution of the Wherify Obligations as set forth in Section 2 above. Exhibit II appended hereto illustrates that the aggregate funding requirements the parties hereto contemplate will need to be covered by the Recapitalization Financing is equal to $15 million. It is contemplated that investors providing the equity for the Recapitalization Financing will receive preferred stock in Wherify in exchange for their investment. Such preferred stock shall contain provisions providing that no cash dividends or cash distributions of any nature may be made to the holder of such preferred stock, and no put, redemption, buyback, or similar provision may be exercised, unless and until the payment in full of all amounts due under the YA Replacement Note. In addition, the parties hereto understand and agree that the investors providing the Recapitalization Financing will likely require holders of preferred or common stock or warrants exercisable for preferred or common stock, who hold shares, or warrants exercisable for shares, or some combination thereof, which, in the aggregate, are in excess of 1% of the capital stock of Wherify (on a fully diluted basis), to enter into an “Orderly Market Resale Program” or similar agreement which may, among other things, limit the amount of shares such parties may sell at one time and the timing of such sales, and by accepting or consenting to this Agreement, such parties agree that they will not unreasonably withhold their consent to such an Agreement provided that all such parties to which the foregoing applies, and all directors and officers and other insiders of Wherify, shall be subject to the same rules and restrictions. For the purposes of illustration, reference is made to Exhibit I appended hereto for the projected percentages of stock and warrants to be held by each party after the closing on the Merger.

4.	On the Merger Closing Date (or as soon thereafter as practicable), the following will occur:

a.	The name of the Merger Sub will be changed to Lightyear Network Solutions, Inc.

b.	The Lightyear shareholders will have the right to choose 60% of the merged company Board of Directors and, in that connection, Sherm Henderson will be designated as Chairman.

5.	Among other things, it shall be a condition of closing the Merger that:

a.	Wherify obtain by requisite proxy approval:

i.
favorable consent to the transaction and, in that regard, GPS Associates LLC, the holder of the Wherify Preferred Stock, shall have expressly consented to (x) the Merger, (y) the conversion of the Wherify Preferred Stock and (z) release any and all claims that it may have against Wherify, its officers and directors (the “GPS Consent and Release”); and

ii.	all due authorizations necessary to complete the Merger and transactions contemplated herein, including, without limitation:

1.	any reverse split or other share authorizations that may be required;

2.	the Name Change; and

3.	all other matters requiring approval of the Wherify shareholders.

b.	Wherify obtain all required creditor approvals.

c.	Lightyear obtain all required shareholder and creditor approvals to the Merger.

6.	The parties agree to work expeditiously to complete the transactions contemplated herein, including without limitation:

a.	Signing, to the extent practicable within 20 days from the Effective Date hereof, a Definitive Merger Agreement conditioned solely upon completion of all the transactions contemplated herein;

b.	The restructuring of the Lightyear Debt as contemplated in Section 2(a);

c.	The restructuring of the Wherify Obligations as contemplated in Section 2(b), including for these purposes, a determination at the earliest possible date of the cash amount that will be required;

d.
The preparation of offering materials for use in soliciting investor interest in the Recapitalization Financing, including a mutually agreed description of the business, prospects and proforma financial condition of each of Lightyear, Wherify and the combined companies; and

e.
The preparation of all required proxy materials and, in the case of Lightyear, all required audit work necessary to comply with the SEC financial reporting requirements on and after the Merger Closing Date.

Exhibit III appended hereto sets forth proposed time schedule for the completion of all the matters needed to be completed in order for the transactions contemplated herein to be completed.

7.	The parties agree that each will bear for its own account the cost each incurs in connection with working to complete the transactions contemplated herein.

8.	This Agreement will become effective (the “Effective Date”) when:

a.	signed by the parties in the spaces provided below; and

b.
there is evidence satisfactory to Lightyear that Wherify shall have access to interim working capital (the “Bridge Loan”) for use in carrying Wherify during the process of trying to satisfy the conditions precedent to closing the Merger as contemplated herein. Exhibit IV sets forth the principal terms of the proposed Bridge Loan.

The parties being in agreement with the provisions of this Agreement so indicate by their respective signature in the spaces provided below:

WHERIFY WIRELESS, INC.		LIGHTYEAR NETWORK SOLUTIONS

BY:	________________________	BY:	______________________________
	Vincent D. Sheeran		J. Sherman Henderson

ITS:	Chief Executive Officer	ITS:	President & Chief Executive Officer